Exhibit 99.1

Phoenix Motor Inc. Announces Postponement of Annual Stockholders Meeting

ANAHEIM, CA, March 21, 2025 — Phoenix Motor Inc. (Nasdaq: PEV) (the “Company”) today announced that it has decided to postpone the Annual Meeting of Stockholders, which was originally scheduled for 11:00 AM Pacific Time today, March 21, 2025. The Company opted to delay the meeting to a future date, which will be determined and announced in due course. The Company will provide updated information regarding the new date for the Annual Meeting and, if necessary, a new record date, as soon as it becomes available.

About Phoenix Motor Inc.

Phoenix Motor, a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and manufactures heavy duty transit buses and medium and light duty commercial EVs. Phoenix operates two primary brands, “Phoenix”, which is focused on commercial products including heavy and medium duty EVs (transit buses, shuttle buses, school buses and delivery trucks, among others) and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. To learn more, please visit: www.phoenixmotorcars.com.

Forward-Looking Statements

Certain information contained in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “will,” “would,” “may,” “intends,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Company’s plans to announce a new date for the postponed Annual Meeting of Stockholders and the timing of related updates. These risks and uncertainties include, but are not limited to, the potential impact of the postponement of the Annual Meeting on stockholder engagement and decision-making, and the Company’s ability to provide timely updates on the rescheduled meeting and any new record date. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.